News Bulletin

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklicovey.com	For Further Information: Richard R. Putnam Investor Relations (801) 817-1776

FRANKLINCOVEY ANNOUNCES
ELEVENTH CONSECUTIVE QUARTER OF SIGNIFICANT
YEAR-OVER-YEAR OPERATING IMPROVEMENTS
AND THIRD QUARTER FISCAL 2005 RESULTS

Salt Lake City, Utah - July 12, 2005 - FranklinCovey (NYSE: FC) today announced its financial results for the fiscal third quarter ended May 28, 2005. FranklinCovey reported net income of $3.1 million before preferred stock dividends and a non-cash preferred stock recapitalization charge ($0.34 per common share loss after accounting for dividends and the recapitalization charge) for the quarter ended May 28, 2005, an $8.2 million improvement compared to a $5.1 million net loss before preferred stock dividends ($0.37 per common share loss, after preferred stock dividends) for the same quarter of the prior year. The fiscal third quarter results included a non-cash $7.8 million charge for the recapitalization of its preferred stock and a $3.0 million income tax benefit. The Company also reported a $5.8 million improvement in its operating results, reducing its loss from operations to $0.2 million for its seasonally slowest third quarter of fiscal 2005 compared to an operating loss of $6.0 million for the comparable quarter of the last year. This marks the eleventh consecutive quarter of significant year-over-year improvements in the Company’s operating results. The Company’s financial results during the quarter were influenced primarily by the following as compared to the third quarter of last year: (1) a $4.5 million increase in sales, (2) a 460 basis point improvement in gross profit margin resulting in a $5.5 million year-over-year increase in gross margin, (3) a $0.8 million increase in selling, general and administrative (SG&A) costs, (4) a $0.7 million decline in depreciation and amortization expense, and (5) a $0.5 million gain on the disposal of an investment in an unconsolidated subsidiary.

For the first three quarters of fiscal 2005, the Company reported $11.7 million of net income before preferred dividends and the recapitalization charge ($0.18 per common share loss after accounting for dividends and the recapitalization charge), a $19.8 million improvement in its net income before preferred dividends compared to an $8.1 million net loss before preferred stock dividends ($0.73 per common share loss after preferred stock dividends) for the first three quarters of fiscal 2004. The Company also reported a $17.2 million improvement in operating results to $10.0 million of operating income on revenues of $217.4 million compared to an operating loss of $7.2 million on revenues of $215.0 million for the first three quarters of last year. The Company provided the following details underlying the continued improvement of operating results during the fiscal third quarter and first three quarters of fiscal 2005.

Revenues: Total sales for the third quarter of fiscal 2005 grew $4.5 million compared to last year’s third quarter. Organizational Solutions Business Unit (OSBU) sales lead the growth for the third quarter of fiscal 2005 with $33.8 million of sales, a $5.7 million increase, or 20%, compared to $28.1 million of sales for the same quarter last year. Domestic training sales grew 31% to $20.8 million compared to the same quarter last year. International revenues increased by 7% during the third quarter of fiscal 2005 compared to the same quarter last year. OSBU sales increases were primarily due to increased sales of the Company’s consulting and training offerings and sales by foreign licensees.

Sales from the Consumer and Small Business Unit (CSBU) for the quarter ended May 28, 2005, declined $1.2 million to $32.0 million compared to $33.1 million for the same quarter last year. Retail store sales declined $2.6 million or 16% to $13.4 million during the quarter compared to $16.0 million for the same quarter of the prior year. Comparable store sales declined 2% during the quarter compared to the same quarter last year. There were 29 fewer domestic stores open during the quarter compared to the third quarter of last year; these stores accounted for $2.4 million of sales in the third quarter of fiscal 2004. The retail store sales decline was attributed to the loss of sales from closed retail stores, less foot traffic in the continuing stores and a $1.2 million decline in electronic products sold during the quarter this year compared to the same quarter last year. Consumer direct sales were $10.1 million compared to $9.7 million for the same quarter of last year. Wholesale sales were $7.6 million compared to $6.8 million for the same quarter last year. Sales of products through the consumer direct, wholesale and other channels increased $1.4 million during the quarter compared to the same quarter last year to partially offset the factors causing sales declines through the retail stores.

Selling, general and administrative expenses: SG&A costs increased by $0.8 million or 2% during the quarter and declined by $4.2 million for the first three quarters ended May 28, 2005, compared to last year. The increase during the quarter was primarily due to $1.2 million of severance costs for a former executive officer incurred during the quarter and increased training sales commissions partially off-set by more focused efforts to reduce the Company’s operating expenses and the lower costs associated with fewer retail stores.

Depreciation and amortization: Depreciation and amortization expenses (D&A) continued to decline during the third quarter of fiscal 2005, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported a decline of $0.7 million in D&A during the third quarter and $3.0 million during the first three quarters of fiscal 2005, compared to the respective periods of the prior year.

Other developments: The Company also announced in July 2005 that it had redeemed $30.0 million of its Series A Preferred Stock from Knowledge Capital, an entity which holds the majority of the preferred stock, using the proceeds from the sale of its real estate announced last week. This $30.0 million redemption will give the Company gretter flexibility to repurchase additional preferred stock at $25 per share, shares of its common stock as well as certain other transactions without getting prior approval from the preferred stockholders. There are approximately 2.3 million shares of the Series A Preferred Stock outstanding after the redemption of shares from Knowledge Capital.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 100 retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products in 36 offices in 129 countries.

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended		Three Quarters Ended
	May 28,	May 29,	May 28,	May 29,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net sales	$65,788	$61,248	$217,415	$214,993

Cost of sales	27,668	28,587	88,071	95,182
Gross margin	38,120	32,661	129,344	119,811

Selling, general and administrative	35,947	35,128	110,388	114,553
Gain on disposal of investment in unconsolidated subsidiary	(500)		(500)
Depreciation	1,848	2,509	6,346	9,322
Amortization	1,043	1,043	3,130	3,130
Income (loss) from operations	(218)	(6,019)	9,980	(7,194)

Interest income, net	281	58	497	118
Income (loss) before income taxes	63	(5,961)	10,477	(7,076)

Income tax benefit (provision)	3,006	812	1,203	(1,021)
Net income (loss)	3,069	(5,149)	11,680	(8,097)

Preferred stock dividends	(2,184)	(2,184)	(6,551)	(6,551)
Loss on recapitalization of preferred stock	(7,753)		(7,753)
Net loss attributable to common shareholders	$(6,868)	$(7,333)	$(2,624)	$(14,648)

Net loss per share attributable to common shareholders	$(0.34)	$(0.37)	$(0.18)	$(0.73)

Weighted average common shares - basic and diluted	19,922	19,940	19,847	19,947

Sales Detail:
Retail Stores	$13,443	$16,005	$59,886	$71,341
Catalog / e-commerce	10,114	9,685	44,016	44,162
Wholesale	7,627	6,820	16,107	16,946
Other	792	629	2,542	1,850
Total Consumer and Small Business Unit	31,976	33,139	122,551	134,299

Organizational Solutions Group	20,766	15,862	53,677	42,920
International	13,046	12,247	41,187	37,774
Total Organizational Solutions Business Unit	33,812	28,109	94,864	80,694

Total	$65,788	$61,248	$217,415	$214,993